                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-39642

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED SEPTEMBER 7, 2000)

                                  $258,750,000

                             AMKOR TECHNOLOGY, INC.

      5% CONVERTIBLE SUBORDINATED NOTES DUE 2007 (THE "CONVERTIBLE NOTES") AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE CONVERTIBLE NOTES
                            ------------------------

     This prospectus supplement relates to the resale by the holders of Amkor Technology, Inc. 5% Convertible Subordinated Notes due 2007 and the shares of common stock, $0.001 par value per share, issuable upon the conversion of the Convertible Notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 7, 2000, including the supplements dated September 8, 2000, September 27, 2000 and November 2, 2000 and any other amendments or supplements thereto. The terms of the Convertible Notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                       PRINCIPAL AMOUNT AT                     NUMBER OF
                                           MATURITY OF        PERCENTAGE OF    SHARES OF
                                        CONVERTIBLE NOTES      CONVERTIBLE    COMMON STOCK   PERCENTAGE OF
                                       BENEFICIALLY OWNED         NOTES       THAT MAY BE     COMMON STOCK
                NAME                    THAT MAY BE SOLD       OUTSTANDING      SOLD(1)      OUTSTANDING(2)
                ----                   -------------------    -------------   ------------   --------------
Sage Capital.........................    $    50,000.00          0.01932%           872         0.00057%
Shelby County Trust Bank as
  custodian for Citizens Security
  Life Insurance Company.............        550,000.00          0.21256          9,592         0.00631
The Class 1C Company LTD.............      1,500,000.00          0.57971         26,160         0.01720
The Northwestern Mutual Life
  Insurance Company..................     21,195,000.00(3)       8.19130        369,637         0.24247

---------------
(1) Assumes conversion of all of the Convertible Notes at a conversion price of $57.34 per share of common stock. However, this conversion price will be subject to adjustment as described in the prospectus. As a result, the amount of common stock issuable upon conversion of the Convertible Notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 152,075,381 shares of the common stock outstanding as of November 30, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Convertible Notes. However, we did not assume the conversion of any other holder's Convertible Notes.

(3) Includes $800,000 principal amount held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

     We prepared this table based on the information supplied to us on or before November 30, 2000 by the selling securityholders named in the table.

                THE DATE OF THIS PROSPECTUS IS DECEMBER 4, 2000.